Exhibit 10.1

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Effective January 1, 2005

This amended and restated agreement (the “Agreement”) is made and effective as of January 1, 2005 between CSK AUTO, INC., an Arizona corporation (the “Company”) and MAYNARD JENKINS, an individual residing at 6052 E. Jenan Drive, Scottsdale, AZ 85254 (the “Executive”). This 2005 amendment and restatement of the Agreement is intended to be good faith compliance with the provisions of the American Jobs Creation Act of 2004.

WHEREAS, the parties have entered into an Employment Agreement, amended and restated as of June 12, 1998, whereby the Company has secured the exclusive services of the Executive (the “Employment Agreement”); and

WHEREAS, in addition to the benefits payable pursuant to the Employment Agreement, the parties wish to have the Company provide supplemental executive retirement plan benefits (“SERP benefits”) to the Executive on an unfunded basis pursuant to the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined herein, terms defined in the Employment Agreement shall be used as so defined.

2. Supplemental Executive Retirement Benefits.

(a) Duration of SERP Benefits; Time of Payment. Subject to satisfaction of the vesting requirements set forth in Section 2(c) hereof and except as otherwise provided in this Section 2, the Executive shall be entitled to receive SERP benefits for a ten (10) year period, to be paid out (with the exception of payments made pursuant to Section 2(d)(i) or Section 3) as follows:

(i) Payment In Year One. The first year’s payment shall be made in two (2) installments: the first installment of $400,000 (i.e., the amount vested as of January 1, 2005, the effective date of this amended and restated Agreement) shall be paid 30 days after the effective date of the termination of the Executive’s employment, and the second installment of the balance of the SERP benefit for such year shall be paid as soon as administratively practicable following the date that is six (6) months after the effective date of the termination of the Executive’s employment.

(ii) Payment in Years Two Through Ten. Subsequent years’ payments shall be made on each succeeding anniversary of the first installment of the first year’s payment (each such date being hereinafter called a “Benefit Payment Date”).

(iii) Termination for Cause. Notwithstanding anything in this Section 2(a), no payment shall be made earlier than February 1, 2006 in the event Executive’s employment is terminated for Cause.

(b) Amount of Benefit. The gross amount payable to the Executive in the first year following his termination of employment (i.e., the sum of the first and second installments), and on each Benefit Payment Date in the subsequent nine years, shall be $600,000 less applicable income and payroll taxes required to be withheld (the “Maximum SERP Benefit”), or, if less than 100% vesting is attained, such lesser amount as shall correspond to the degree of vesting attained.

(c) Vesting. The Executive shall vest in 331/3% of the Maximum SERP Benefit on February 1, 2002, provided he is a full time executive of the Company on such date, and shall vest in an additional 162/3% of the Maximum SERP Benefit on each of the next four anniversaries of such date provided the Executive is a full time executive of the Company on any such date. Thus, for example, if the Executive is employed by the Company as of February 1, 2004, he will have vested by such date in 662/3% of the Maximum SERP Benefit (662/3% x $600,000 = $400,000 per year for ten years).

(d) Termination of Employment Prior to Full Vesting. In the event the Executive’s employment with the Company shall terminate prior to February 1, 2006, vesting and payment of SERP benefits hereunder shall be determined in accordance with the following provisions:

(i) Death or Disability. In the event the Executive’s employment with the Company is terminated prior to February 1, 2006 because of his death or Disability (as defined below), the Executive shall be vested in his SERP benefits through the date of such termination pursuant to Section 2(c), vesting for the year of termination being prorated, on a monthly basis, through the end of the last complete calendar month preceding such termination. Thus, for example, if such termination shall occur on July 31, 2004, the Executive shall be deemed to have satisfied 75% of the vesting requirement and shall be vested in 75% of the Maximum SERP Benefit. In the event of such a termination because of death or Disability, the Executive or his Beneficiary shall receive his vested SERP benefit over a ten year period commencing thirty (30) days after the effective date of the termination of the Executive’s employment or, in the sole and absolute discretion of the Board of Directors of the Company (the “Board”), in lieu of such benefit, a lump sum payment, as soon as practicable following such termination, of an actuarially equivalent amount, discounted to present value at an eight percent (8%) annual interest rate. The timing of payments specified in Section 2(a) shall not apply in the case of termination on account of death or Disability.

For purposes of this Section 2(d)(i), “Disability” shall mean the Executive either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(ii) Termination Without Cause or With Good Reason. In the event that the Executive’s employment is terminated prior to February 1, 2006 either by the Company without Cause or by the Executive with Good Reason, then, Executive shall thereupon be deemed to be fully vested in the Maximum SERP Benefit, such benefit to be paid in accordance with Section 2(a). For all purposes of this Section 2, the terms “ Cause” and “Good Reason” shall have the meaning ascribed to them in the Employment Agreement.

(iii) Termination For Cause or Without Good Reason. In the event that the Executive’s employment is terminated prior to February 1, 2006 either by the Company for Cause or by the Executive without Good Reason, then the Executive shall be vested in his SERP benefits through the date of such termination, vesting for the year of termination being prorated, on a monthly basis, through the end of the last complete calendar month preceding such termination. Payment of such vested SERP benefits shall be made in accordance with Section 2(a).

3. Unforeseeable Emergency. Notwithstanding the foregoing Section 2, the Board, in its sole discretion, may accelerate the payment of all or part of the Executive’s SERP benefits if so requested by the Executive or, after the Executive’s death, by his Beneficiary; provided, however, that any such accelerated payment may be permitted only in case of an “unforeseeable emergency,” which is defined as a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, or a dependent of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. Payment under this Section 3 may not be made to the extent such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Executive’s assets, to the extent the liquidation of such assets itself would not cause severe financial hardship. Any such accelerated payment shall be limited to the amount necessary to meet or satisfy the emergency and to pay taxes on the payment.

4. Designation of Beneficiary. Executive shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amounts, if any, payable hereunder after Executive’s death. Executive may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Executive’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of Executive’s death, or if no designated Beneficiary survives Executive, Executive’s spouse shall be deemed to have been designated his Beneficiary or, if his spouse does not survive Executive, Executive’s estate shall be deemed to have been designated his Beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after Executive’s death. If the Company is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

5. Administration of the Agreement and Claims.

a) Administration. This Agreement shall be administered by the Compensation Committee of the Board if such committee exists, otherwise by the Board (“the Committee”), which shall have full power, discretion and authority to interpret, construe and administer this Agreement and any part thereof.

b) Claims for Benefits. Any claim for SERP benefits by Executive or anyone claiming through Executive under this Agreement shall be delivered in writing by the claimant to the Committee. The claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted. The Committee shall grant or deny the claim. If the claim is denied in whole or in part, the Committee shall give written notice to the claimant setting forth: (a) the reasons for the denial, (b) specific reference to pertinent provisions of the Agreement on which the denial is based, (c) a description of any additional material or information necessary to request a review of the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Agreement’s claim review procedure. The notice shall be furnished to the claimant within a period of time not exceeding 90 days after receipt of the claim, except that such period of time may be extended, if special circumstances should require, for an additional 90 days commencing at the end of the initial 90-day period. Written notice of any such extension shall be given to the claimant before the expiration of the initial 90-day period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered.

(c) Appeals Procedure. A claimant who has been denied a claim for benefits, in whole or in part, may, within a period of 60 days following his receipt of the denial, request a review of such denial by filing a written notice of appeal with the Committee. In connection with an appeal, the claimant (or his authorized representative) may review pertinent documents and may submit evidence and arguments in writing to the Committee. The Committee may decide the questions presented by the appeal, either with or without holding a hearing, and shall issue to the claimant a written notice setting forth: (a) the specific reasons for the decision and (b) specific reference to the pertinent provisions of the Agreement on which the decision is based. The notice shall be issued within a period of time not exceeding 60 days after receipt of the request for review; except that such period of time may be extended, if special circumstances (including, but not limited to, the need to hold a hearing) should require, for an additional 60 days commencing at the end of the initial 60-day period. Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial 60-day period.

6. Executive is Unsecured Creditor. Executive shall be a general unsecured creditor of the Company with respect to his right to receive payments of SERP benefits hereunder. This Agreement represents a mere promise by the Company to make payments of deferred compensation (i.e., SERP benefits) in the future. All payments of deferred compensation to be made hereunder shall be paid from the general funds of the Company. It is the intention of the Company and Executive that this Agreement and the Company’s obligation to make payments of deferred compensation hereunder be unfunded both for tax purposes and for purposes of Title I of ERISA.

7. No Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive, his Beneficiary and his estate. The rights of Executive, his Beneficiary and his estate to payments of SERP benefits hereunder are expressly declared not to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive, his Beneficiary or his estate. Any attempted disposition of such rights shall be null and void.

8. Facility of Payment. If the Committee shall find that any person to whom any payment is payable under the Agreement is unable to care for his affairs because of illness or accident, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may, if the Committee so elects, be paid to his spouse, a child, a parent, or a brother or sister, or any other person deemed by the Committee to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Agreement as to the amount of the payment.

9. Withholding of Taxes. The Company shall withhold from any and all amounts payable hereunder appropriate federal, state and local income and payroll taxes.

10. Extension of Medical Benefits. Notwithstanding anything contained in this Agreement or the Employment Agreement to the contrary, commencing at such time that Executive’s employment is terminated for any reason other than for Cause, and for a period of ten (10) years thereafter, Executive shall be entitled to participate in all medical benefit plans and programs made available by the Company to its executive officers, provided that Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such plans and programs, and further provided that the Company shall not be required to provide any such medical benefits that may at any time not be available to non-employees and in such event the Company shall provide, at its cost, substantially comparable medical benefits to Executive and his spouse in the form of COBRA benefits, supplemental policies to any applicable Medicare policy and/or reimbursement of out-of-pocket co-insurance and deductible payments made by Executive. Additionally, Executive shall not be entitled to participate in the Company’s medical benefit plans or to otherwise receive medical benefits as provided herein during such time that Executive is offered the right to participate in medical benefit plans of any future employer. Executive shall be responsible for the payment of the taxes, if any, owed on imputed income attributable to his receipt of the medical benefits to be provided herein.

11. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by certified or registered first class mail (a) if to the Company, to the President, CSK Auto Corporation, and (b) if to Executive, to the address shown at the beginning of this Agreement.

12. Entire Agreement. Except as provided in Section 17, the terms and provisions of this Agreement constitute the entire agreement between the parties and supersede any previous oral or written communications, representations or agreements with respect to the subject matter hereof.

13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

14. Successors. The Company’s obligation hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise. The Executive may not assign this Agreement during his life, and upon his death, this Agreement shall be binding upon and inure to the benefit of his heirs, legatees and the legal representative of each.

15. Governing Law; Legal Proceedings. This Agreement shall be governed by and construed and interpreted pursuant to the laws of the State of Arizona from time to time in effect.

16. Amendment. This Agreement may be amended only by a written document signed by both parties.

17. Effective Date. This Agreement is effective January 1, 2005, with respect to amounts that become vested on or after such date. Amounts that vested on or before December 31, 2004, shall continue to be governed by the terms of the SERP as in existence prior to this amendment and restatement, including, but not limited to, the provisions governing payment in the case of disability or an unforeseeable emergency.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

CSK AUTO, INC.	Executive
By: __________________________	MAYNARD JENKINS
Its: __________________________	—

JENKINS,SERP.AG.AMENDED